Exhibit 10.2
MODIFICATION AGREEMENT
     THIS MODIFICATION AGREEMENT (“Modification Agreement”) is made and entered into effective as of the 24th day of March, 2011, by and among GREEN DOT CORPORATION, a Delaware corporation (“Borrower”) and CB&T, A DIVISION OF SYNOVUS BANK (formerly known as Columbus Bank and Trust Company), a Georgia banking corporation, whose address is 1148 Broadway, Columbus, Georgia 31901 (hereinafter referred to as “Lender” or “Bank”).
W I T N E S S E T H T H A T:
     WHEREAS, Borrower and Lender are parties to that certain Sixth Amended and Restated Loan and Line of Credit Agreement having an effective date of March 24, 2010 (the “Loan Agreement”); and
     WHEREAS, as described in and subject to the terms and conditions of the Loan Agreement, Lender has extended to Borrower a revolving line of credit in the maximum principal amount of $10,000,000.00 (the “Credit Facility”); and
     WHEREAS, Borrower has agreed to repay advances made by Lender under the Credit Facility pursuant to that certain Sixth Amended and Restated Line of Credit Note dated March 24, 2010 given by Borrower to Lender in the face principal amount of Ten Million and No/100ths ($10,000,000.00) Dollars (the “Note”); and
     WHEREAS, in connection with and to secure the Note, Borrower also executed and delivered to Lender that certain Fifth Amended and Restated Assignment Agreement dated as of March 24, 2010 (the “Assignment Agreement”)(the Note, Loan Agreement, Assignment Agreement and all other documents, agreements and instruments heretofore delivered by Borrower in connection with the Credit Facility together with all UCC financing statements related thereto are herein collectively called the “Loan Documents”); and
     WHEREAS, Borrower has requested that the maturity date of the Credit Facility be extended to March 24, 2012, that the Applicable Interest Rate under the Note be reduced and that certain modifications be made to certain covenants in the Loan Agreement as more particularly described herein; and
     WHEREAS, Lender has agreed, subject to the terms and conditions of this Modification Agreement, to such extension, reduction in interest rate, and modification of certain covenants as provided herein and provided that Borrower deposits with Lender $10,000,000.00 to secure the Note and all extensions, renewals, amendments, modifications and replacements thereof.

     NOW, THEREFORE, for and in consideration of the foregoing benefits and other good and valuable consideration flowing among the parties hereto, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender do hereby agree that:
     1. Modification of Existing Note.
          (a) The parties hereto hereby agree that as of and after the effective date of this Modification Agreement the Note is hereby amended and modified as follows:
(i)	The definition of “Applicable Interest Rate” as defined in Section 1(a) of the Note is hereby deleted in its entirety and replaced with the following:

(a) “Applicable Interest Rate” shall mean for each Interest Period (as herein defined) an interest rate per annum equal to LIBOR (as hereinafter defined) plus 2.00%, which combined figure shall be rounded, upwards, if necessary, to the nearest 1/100 of 1%. With respect to the Interest Period (as hereinafter defined) commencing on March 24, 2011, LIBOR is 0.25% and accordingly, the Applicable Interest Rate for such Interest Period is 2.25% per annum. The Applicable Interest Rate with respect to a given Interest Period will be determined for such Interest Period by Lender on the Business Day immediately preceding the first day of such Interest Period. If at any time Lender determines, in Lender’s reasonable discretion, that LIBOR is no longer readily available or regularly updated, then the Applicable Interest Rate will convert to a per annum simple interest rate equal to the Floating Prime Rate.

(ii)	The definition of “Interest Period” as defined in Section 1(d) of the Note is hereby deleted in its entirety and is replaced with the following:

(d) “Interest Period” shall mean, initially, the period commencing on and including March 24, 2011 and ending on the ninth (9th) day of April, 2011, and thereafter, means each period commencing on and including the tenth (10th) day of each successive calendar month (commencing with April 10, 2011) and ending on and including the ninth (9th) day of the immediately succeeding calendar month.

(iii)	The definition of “Maturity Date” as defined in Section 1(i) of the Note is hereby deleted in its entirety and replaced with the following:
(i)	“Maturity Date” shall mean March 24, 2012.

     2. Modification of Loan Agreement. The parties hereto hereby agree that as of and after the effective date of this Modification Agreement the Loan Agreement is hereby amended and modified as follows:
(i)	All references in the Loan Agreement to the Loan, the Note and to any of the other Loan Documents shall refer to the Loan, Note and such other Loan Documents as amended and modified by this Modification Agreement and as same may be further amended, modified, extended, renewed or restated from time to time.

(ii)	The reference to March 24, 2011 in subsection (c) of Section 1 of the Loan Agreement is hereby amended and modified to now refer to March 24, 2012 as the date the outstanding principal balance of the Note is due.

(iii)	The expiration date of the Credit Facility as stated in subsection (h) of Section 1 of the Loan Agreement is hereby extended and changed from March 24, 2011 to March 24, 2012.

(iv)	Contemporaneously herewith, Borrower is executing and delivering to Lender an Assignment of Accounts dated March 24, 2011, and pursuant to said Assignment of Accounts Borrower is granting to Lender a security interest in a certain account at Lender as security for, inter alia, the debts, liabilities and obligations, whether now existing or hereafter incurred or arising, under the Note as amended and modified by this Modification Agreement and as the same may be further amended, modified, extended, renewed and/or replaced from time to time. The term “Deposit Account Pledge” as used in the Loan Agreement shall from and after the date of this Modification Agreement refer to said Assignment of Accounts dated March 24, 2011 given by Borrower to Lender and all amendments, modifications and/or replacements thereof, and accordingly, the term “Collateral” as defined in Section 3 of the Loan Agreement shall include, without limitation, the “collateral” as described in said Assignment of Accounts and said Assignment of Accounts shall be included as one of the “Loan Documents” as said term is defined in the Loan Agreement.

(v)	Subpart (4) of Subsection (l) of Section 4 of the Loan Agreement is hereby deleted in its entirety. The remainder of said Subsection (1) shall remain in full force and effect.

(vi)	Subsection (m) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(m)	Intentionally Omitted.

(vii)	Subsection (s) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(s)	Intentionally Omitted.
(viii)	Subsection (u) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(u)	Intentionally Omitted.
(ix)	Subsection (v) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(v)	Intentionally Omitted.
(x)	Subsection (w) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(w)	Intentionally Omitted.
(xi)	Subsection (y) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(y)	Intentionally Omitted
(xii)	Subsection (bb) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(bb)	Intentionally Omitted.
(xiii)	Subsection (dd) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(dd)	Intentionally Omitted
(xiv)	Subsection (ee) of Section 4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:
(ee)	Intentionally Omitted.
(xv)	Subsection (gg) of Section 4 of the Loan Agreement is hereby amended and modified to increase the required deposit described in said subsection from $5,000,000.00 to $10,000,000.00.

(xvi)	Subsection (hh) of Section 4 of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:
(hh)	Intentionally Omitted.

(xvii)	Subsection (ii) of Section 4 of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:
(ii)	Intentionally Omitted.
     3. Modification of Assignment Agreement.
          (a) The parties hereto hereby agree that as of and after the effective date of this Modification Agreement the Assignment Agreement is hereby amended and modified as follows:
(i)	All references in the Assignment Agreement to the Credit Facility, the Note or any of the other Loan Documents shall refer to the Credit Facility, Note and such other Loan Documents as amended and modified by this Modification Agreement and as the same may be further amended, modified, extended, renewed or restated from time to time.
          (b) Borrower hereby confirms that, in addition to any other debts, liabilities and obligations secured by the Assignment Agreement, the Assignment Agreement secures the payment and performance of all debts, liabilities and obligations of Borrower now or hereafter evidenced by the Note, as amended, modified and extended by this Modification Agreement, and as the same may be further amended, modified, extended, renewed or replaced from time to time and the payment and performance of all debts, liabilities and obligations of Borrower, whether now existing or hereafter incurred, under the Loan Agreement as amended and modified by this Modification Agreement and as the same may be further amended, modified, extended, renewed and/or replaced from time to time.
     4. Modification of the other Loan Documents. From and after the date hereof, the other Loan Documents are hereby amended and modified such that all references therein to the Note, Loan Agreement and Assignment Agreement shall from and after the date hereof refer to said Note, Loan Agreement and Assignment Agreement as amended and modified hereby and as same may be further amended, modified, extended, renewed and restated from time to time. The parties hereto acknowledge and agree that all debts, liabilities and obligations now or hereafter evidenced by the Note (as the Note has been amended and modified by this Modification Agreement and as same may be further amended, modified, extended or restated from time to time) are secured by the Assignment Agreement and the other Collateral described in the Loan Agreement.
     5. Ratification. Except as amended and/or modified hereby, all terms, covenants and provisions of the Note, Loan Agreement, Assignment Agreement and all other Loan Documents, shall remain in full force and effect, and Borrower does hereby expressly ratify and confirm the Note, Loan Agreement, Assignment Agreement, and other Loan Documents, as amended and modified hereby, and Borrower ratifies and confirms the continuing priority of the Loan Documents, as amended and modified hereby, which secure payment of same. It is the intent of the parties hereto that this Modification Agreement shall not constitute a novation or an accord and satisfaction of any of the indebtedness evidenced by the Note and shall not adversely affect or impair the priority of the Assignment Agreement, which shall remain a first lien on and security interest in the contract rights assigned thereby, superior to any other encumbrance.
     6. Waiver of Claims. Borrower does hereby waive any claim or defense which it now has by virtue of this Modification Agreement or any instrument set forth hereunder, and further agrees not to raise any such claims or defenses in any civil proceeding or otherwise. Borrower does further hereby for itself and its agents, heirs, servants, employees, successors, legal representatives, and assigns, forever release, acquit and discharge Lender and its officers, directors, stockholders, agents, servants, employees, successors, legal representatives and assigns of and from any and all claims, demands, debts, actions and causes of actions which they now have against Lender and its officers, directors, stock holders, agents, servants, employees, legal representatives, heirs and assigns by reason of any act, matter, contract, agreement or thing whatsoever up to the date hereof.
     7. Successors and Assigns/Miscellaneous. This Modification Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors, successors-in-title and assigns. This Modification Agreement shall be governed by the laws of the State of Georgia. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Any references in any of the Loan Documents to any of the other Loan Documents shall from and after the date hereof refer to such other Loan Documents as amended and modified hereby and as same may be further amended, modified, extended, renewed and restated from time to time.
     8. Fees and Expenses. Borrower hereby agrees to pay to Lender contemporaneously with the execution of this Modification Agreement an extension fee in the amount of $25,000.00, which fee shall be due on the date hereof and shall be deemed earned in full on the date hereof. Borrower further agrees to pay directly or reimburse Lender up to $1,500 for legal fees incurred in connection with the preparation of this Modification Agreement.

     IN WITNESS WHEREOF, the parties have caused this Modification Agreement to be appropriately executed under seal, effective as of the day and year first above written.

BORROWER: GREEN DOT CORPORATION, a Delaware corporation
By:	/s/ Steve Streit
	Name:	Steve Streit
	Title:	CEO

Attest:	/s/ John Ricci
	Name:	John Ricci
	Title:	General Counsel (CORPORATE SEAL)

LENDER: CB&T, A DIVISION OF SYNOVUS BANK, a Georgia banking corporation
By:	/s/ Steve Adams
Its: Vice President
(CORPORATE SEAL)